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                                  EXHIBIT 23



CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Alpha Industries, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-32957, No. 33-11356 and No. 33-47901) on Form S-8 of Alpha Industries, Inc. of our report dated May 12, 1995, relating to the consolidated balance sheets of Alpha Industries, Inc. and subsidiaries as of April 2, 1995 and April 3, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended April 2, 1995, which report appears in the April 2, 1995 annual report on Form 10-K of Alpha Industries, Inc.




                                            KPMG PEAT MARWICK LLP


Boston, Massachusetts
June 27, 1995